Exhibit 99.1

Asterias Biotherapeutics Reports Third Quarter Results

Conference Call and Webcast Today, November 9, at 4:30 p.m. ET

Menlo Park, Calif. November 9, 2015----Asterias Biotherapeutics, Inc. (NYSE MKT: AST), a biotechnology company focused on the emerging field of regenerative medicine, today reported financial and operating results for the third quarter ended September 30, 2015.

“Asterias continued to achieve solid progress in the third quarter toward advancing the clinical development of our key therapeutic programs,” stated Pedro Lichtinger, President and CEO of Asterias. “We completed recruitment for the initial, low-dose safety cohort of the AST-OPC1 Phase 1/2a clinical trial for spinal cord injury.  To date, no serious adverse events have been observed in any of the three treated patients. Following recommendation by the Data Monitoring Committee, we started patient enrollment for the second cohort in which patients will be treated with a higher dose of AST-OPC1 that is in the range that we believe to be efficacious and that has the potential to bring benefit to patients. Importantly, the first patient in the initial, low-dose safety cohort has shown steady neurological improvement at both 2-month and 3-month post-injection assessments. Also during the quarter, we announced a strategic collaboration to advance development of large scale manufacturing processes for AST-VAC2, our allogeneic dendritic cell immunotherapy. This manufacturing agreement will streamline and scale manufacturing processes for AST-VAC2 to support advanced clinical trials, including the planned Phase 1/2a clinical trial in lung cancer, and eventual commercialization of AST-VAC2. We anticipate achieving significant additional clinical milestones during the next 12 months.”

Recent Corporate Developments

•	On November 2, 2015, Asterias announced the appointment of Georgia Erbez as Chief Financial Officer. Ms. Erbez brings to Asterias an impressive track record of achievement and a broad range of financial management and strategic planning experience, especially in the areas of capital resource development and business development.

Research and Development Highlights

AST-VAC1 (antigen-presenting autologous dendritic cells)

•	Following the presentation of promising Phase 2 results at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting during the second quarter, the Company has continued to advance its planning for further clinical development of AST-VAC1, including holding a clinical advisory panel to design a pivotal trial, and initiating the selection process for a contract manufacturing organization for that trial.

AST-OPC1 (oligodendrocyte progenitor cells)

•	In August, Asterias concluded recruitment of the initial safety cohort of the SCiStar Phase 1/2a dose-escalation clinical trial of AST-OPC1 (oligodendrocyte progenitor cells) for complete cervical spinal cord injury (SCI), in which three patients were administered a low dose of 2 million AST-OPC1 cells. The results of the study continue to support a robust safety profile for AST-OPC1, with no serious adverse events observed in any of the three treated patients to date.

•	In October, following review of the 30-day post-injection safety data from the initial safety cohort, the Data Monitoring Committee recommended dose escalation to the second cohort in the SCiStar Phase 1/2a clinical trial. Recruitment for the second cohort has commenced, with a planned enrollment of five patients who will each receive 10 million cells of AST-OPC1. Asterias expects to complete enrollment of the 10 million cell cohort, and to receive safety data, in the first half of 2016. Initial efficacy data readouts from the trial are expected in the second half of 2016. The first patient in the safety cohort, at the 2-month post-injection assessment, had progressed from a complete ASIA Impairment Scale (AIS) A injury to an incomplete AIS B injury. At 3-months post-injection, this patient demonstrated additional neurological improvement to an AIS C injury.

•	Asterias announced the publication of preclinical data in Regenerative Medicine that supports the safety and use of AST-OPC1 as a treatment for SCI. The preclinical results showed that AST-OPC1 cells did not cause any adverse clinical observations, toxicities, allodynia or tumors. AST-OPC1 exhibited robust persistence and limited migration within the thoracic and cervical spinal cord. In addition, AST-OPC1 demonstrated nerve growth stimulating properties and remyelinating properties that supported restoration of function in animal models.

•	In the third quarter, Asterias received $1.1 million from the California Institute of Regenerative Medicine (CIRM) under the previously announced $14.3 million CIRM grant award for clinical development of AST-OPC1. CIRM disburses the grant funds in accordance with a quarterly disbursement schedule, subject to Asterias’ achievement of certain progress and safety milestones.

AST-VAC2 (antigen-presenting allogeneic dendritic cells)

•	Asterias announced a collaboration with the UK-based Cell Therapy Catapult to advance development of large scale manufacturing processes for AST-VAC2, Asterias’ allogeneic dendritic cell immunotherapy. Under the agreement, the Cell Therapy Catapult will streamline and scale manufacturing processes for AST-VAC2 to support advanced clinical trials and eventual commercialization of AST-VAC2. Asterias has an ongoing partnership with Cancer Research UK to execute the first stage of AST-VAC2 clinical development, under which Cancer Research UK will sponsor and manage a Phase 1/2a clinical trial of AST-VAC2 in non-small cell lung carcinoma.

Third Quarter [Unaudited] Financial Results

Total revenues in the third quarter 2015 were $1.4 million, which were primarily comprised of grant income and royalty revenues on product sales by licensees. Total revenues in the comparable quarter in the prior year were $85,000. Operating expenses in the third quarter were $6.2 million, compared to $4.0 million in the prior year period. Research and development (R&D) expenses in the third quarter were $4.6 million, compared to $2.6 million in the comparable quarter of the prior year. General and administrative (G&A) expenses in the third quarter were $1.6 million, compared to $1.5 million in the comparable quarter of the prior year.

Net loss for the third quarter 2015 was $3.5 million, including a deferred income tax benefit of approximately $1.6 million. Net loss in the third quarter 2014 was $1.7 million, including a deferred income tax benefit of approximately $2.3 million. On a per share basis, net loss for the third quarter was $0.09 per share, compared to a loss of $0.05 per share for the comparable quarter of the prior year.

Cash and cash equivalents were $12.6 million as of September 30, 2015, compared to $3.1 million as of December 31, 2014. At September 30, 2015, the Company held 3.9 million BioTime common shares, with a market value of approximately $11.6 million on that date.

For the third quarter, net cash used in operating activities was $3.6 million. The Company continues to expect net cash burn in 2015 to be in the range of $15 million to $17 million.

Conference Call and Webcast Details

The Company will host a conference call and webcast today, Monday, November 9, 2015, at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the results and recent corporate developments.

For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 888-378-0320. For international participants outside the U.S./Canada, the dial-in number is 719-325-2435. For all callers, refer to Conference ID 9794791. To access the live webcast, go to http://asteriasbiotherapeutics.com/events-presentations/.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call, by calling toll-free (from U.S./Canada) 888-203-1112; international callers dial 719-457-0820. Use the Conference ID 9794791. Additionally, the archived webcast will be available at http://asteriasbiotherapeutics.com/events-presentations/.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. (NYSE MKT: AST) is a leading biotechnology company in the emerging field of regenerative medicine. The Company's proprietary, industry-leading platforms are based on its pluripotent stem cell and dendritic cell immunotherapy technologies. Asterias is focused on developing therapies to treat conditions in several medical areas where there is high unmet medical need and inadequate available therapies. AST-OPC1 (oligodendrocyte progenitor cells) is currently in a Phase 1/2a dose escalation clinical trial in spinal cord injury. AST-VAC1 (antigen-presenting autologous dendritic cells) has demonstrated promise in a Phase 2 study in acute myelogenous leukemia. AST-VAC2 (antigen-presenting allogeneic dendritic cells) represents a second generation, allogeneic approach to dendritic cell vaccines. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias’ filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

Contacts

Investors

InvestorRelations@asteriasbio.com

(650) 433-2992

ASTERIAS BIOTHERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUES:
Royalties from product sales	$353	$85	$528	$167
Sale of cell lines	-	-	40	-
Grant income	1,070	-	2,406	-
Total revenues	1,423	85	2,974	167

Cost of sales	(176)	(42)	(265)	(83)

Gross profit	1,247	43	2,709	84

OPERATING EXPENSES:
Research and development	(4,629)	(2,568)	(11,918)	(7,910)
General and administrative	(1,554)	(1,469)	(5,071)	(4,108)
Total operating expenses	(6,183)	(4,037)	(16,989)	(12,018)

Loss from operations	(4,936)	(3,994)	(14,280)	(11,934)

OTHER EXPENSE:
Interest expense, net	(126)	(1)	(197)	(10)
Other expense, net	(6)	-	(7)	(2)
Total other expense, net	(132)	(1)	(204)	(12)

LOSS BEFORE INCOME TAX BENEFIT	(5,068)	(3,995)	(14,484)	(11,946)

Deferred income tax benefit	1,561	2,313	4,386	5,175

NET LOSS	$(3,507)	$(1,682)	$(10,098)	$(6,771)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.09)	$(0.05)	$(0.29)	$(0.22)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK OUTSTANDING: BASIC AND DILUTED	37,602	30,899	34,643	30,659

ASTERIAS BIOTHERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS)

	September 30, 2015 (Unaudited)	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,645	$3,076
Available-for-sale securities, at fair value	11,561	14,374
Grant receivable	-	118
Landlord receivable	1,525	378
Prepaid expenses and other current assets	830	438
Total current assets	26,561	18,384

NONCURRENT ASSETS
Intangible assets, net	21,488	23,502
Equipment and furniture, net	843	1,045
Construction in progress	4,603	406
Investment in affiliates	416	416
Other assets	460	361
TOTAL ASSETS	$54,371	$44,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Amount due to parent, BioTime, Inc.	$264	$615
Accounts payable	399	737
Accrued expenses and other current liabilities	1,631	430
Deferred grant income	1,869	2
Deferred tax liabilities, current portion	3,729	4,713
Total current liabilities	7,892	6,497

LONG-TERM LIABILITIES

Deferred tax liabilities, net of current portion and deferred tax assets	128	4,514
Deferred rent liability, net of current portion	94	94
Lease liability	4,089	379
TOTAL LIABILITIES	12,203	11,484

Commitments and contingencies (see Note 8)

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, authorized 5,000 shares; none issued and outstanding	-	-
Common Stock, authorized 75,000 Series A Common Stock, $0.0001 par value, and 75,000 Series B Common Stock, $0.0001 par value; 37,642 and 30,902 shares Series A Common Stock issued and outstanding at September 30, 2015 and December 31, 2014, respectively; no Series B Common Stock issued and outstanding at September 30, 2015 and December 31, 2014	4	3
Additional paid-in capital	87,829	66,366
Accumulated other comprehensive loss on available-for-sale investments	(2,331)	(503)
Accumulated deficit	(43,334)	(33,236)
Total stockholders’ equity	42,168	32,630
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,371	$44,114